SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Corning Natural Gas Holding Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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On January 13, 2021, Corning Natural Gas Holding Corporation (the “Company”) issued the following message to its employees:

330 West William Street P.O. Box 58 Corning, New York 14830-0058

Dear Corning, Pike, and Leatherstocking Employees:

The company has exciting news. We have signed a merger agreement with Argo Infrastructure Partners (AIP), a private investment firm, for approximately $150 million. This transaction is subject to shareholder and regulatory approval. Once the transaction is complete, we will no longer be a publicly traded corporation with stock or have public reporting requirements. Although other companies may submit competing offers in the next 45 days, we do not expect to receive any competing bids.

What remains the same?

Our subsidiaries will continue to operate under each of our utility names. Management and employees will remain the same, and we will continue to work together in the same way. The company will continue to grow and invest in system upgrades. No interruptions in service or operations are expected.

What will change?

AIP believes in our mission , vision, strategy, and importantly, our team, and will be able to provide new access to capital in order to grow our utilities in both New York and Pennsylvania.

Information for Shareholders:

If you own shares in our company, you will receive a proxy statement and proxy card to vote on this proposal at the annual meeting in April. If the merger is approved by shareholders, you will receive $24.75 for every common share you own. Dividends will continue to be paid until the transaction is finalized, and a prorated dividend will be paid for any partial period prior to closing.

The merger is subject to NYPSC and PAPUC approval and is not expected to close until the latter part of 2021 or early 2022.

Who is AIP?

Argo is an independent infrastructure investment firm with a focus on utilities and other long duration infrastructure assets. Argo currently manages in excess of $3.7 billion in equity capital deployed in 11 infrastructure assets and businesses in North America. See www.argoip.com for more information.

Richard Klapow, Managing Director for Argo stated, “Argo has a substantial track record as a long-term investor in the energy and utilities sector and is excited about the opportunity to invest in Corning. We were attracted to Corning’s high quality asset base, leadership, and customer commitment. Our team’s decades of experience managing gas and electric utility investments, combined with our access to long-term capital, places us in an ideal position to support Corning’s ongoing infrastructure investment program and management’s efforts in achieving its customer service goals. We look forward to working with management and other stakeholders to ensure Corning’s continued success.”

Management Thoughts:

Mike German stated, “We have gained a new partner that shares our vision and goals for growth and that believes in our management team. Despite my advanced age, I expect to continue in my current position after the merger closes, so don’t plan a retirement party!”

We will be setting up a Ring Central virtual meeting to answer any of your questions. Watch your email for the date and time.

Sincerely,

Mike German

on behalf of the entire management team

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of the Company and a subsidiary of ACP Crotona Corp. In connection with the merger, the Company intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form that will contain important information about the proposed transaction and related matters, and deliver a copy of the proxy statement to its shareholders. Investors are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the merger and related matters. Investors may obtain a free copy of these materials when they are available and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov, at the Company’s website at https://www.corninggas.com/ or by writing to the Company’s Corporate Secretary at Corning Natural Gas Holding Corporation., 330 W. William St., Corning, NY 14830, or by calling the Company’s Corporate Secretary at 607-936-3755.

Security holders also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on March 12, 2020 in connection with its 2020 annual meeting of shareholders. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Charles A. Lenns
Chief Financial Officer

Dated: January 13, 2021